Exhibit 99.1

August 27, 2013

Integral Technologies and BASF Sign Letter of Intent to Jointly Explore the North American Market for ElectriPlast Conductive Thermoplastics

Bellingham, WA-Integral Technologies, Inc. (ITKG-OTC:BB), an emerging leader in hybrid conductive plastics, and wholly owned subsidiary ElectriPlast Corp, announced today the signing of a Letter of Intent (“LOI”) with chemical leader  BASF Corporation to jointly explore the North American market for  ElectriPlast’s patented line of conductive thermoplastics. The two companies will approach key OEMs and Tier 1 manufacturers with opportunities for conductive thermoplastics as a lightweight material alternative to metals.  Integral is the original researcher, developer and owner of the intellectual property surrounding the ElectriPlast® technology, and markets the ElectriPlast product line through Integral’s wholly owned subsidiary, ElectriPlast Corp.  BASF currently supplies Integral with resins used in the compounding of the ElectriPlast product line.

A world leader in engineering plastics, BASF and ElectriPlast will jointly explore the potential to utilize ElectriPlast materials as a lightweight solution for applications requiring electrical shielding, while reducing weight to help meet CAFE requirements initially targeting a broad array of automotive applications. “We see the conductive plastics market as a potentially   important growth opportunity and the ElectriPlast technology as a leader in this developing industry” said Scott Schlicker, Automotive Powertrain Market Segment Manager for BASF.

The LOI with BASF represents Integral's further expansion into major markets with a recognized global leader in BASF and follows an internal technical evaluation, testing and molding by BASF. “This exciting relationship is consistent with our business model to collaborate with leading technology innovators to develop new product applications for ElectriPlast and license our intellectual property for its manufacture and commercialization across many industries," said Herbert Reedman, ElectriPlast President & CEO. ”BASF is one of the world's largest chemical companies with a reputation for quality and high performance products. We appreciate that BASF understands the uniqueness of the revolutionary technology behind our conductive resins, and we recognize the value to Integral to potentially have such a respected strategic partner like BASF with its multitude of global marketing channels. We look forward to the continued broadening of our product offerings using BASF materials.”

The BASF announcement follows two earlier announcements by Integral in June of this year; the signing of a co-development agreement with Delphi Automotive PLC to jointly develop wire and cable insulation applications using ElectriPlast® conductive resin technology, and the announcement of a 10-year sales and manufacturing agreement with Hanwha L&C of South Korea to license ElectriPlast® technology in Asia. “We have made great strides this year and look forward to building off this momentum in the months ahead,” said Doug Bathauer, CEO of Integral Technologies. “ElectriPlast is a disruptive technology that is changing the way industry approaches materials, design, and manufacturing. We see ourselves playing a significant role in today’s rapidly growing lightweighting industry.  We’re thrilled to be aligned with industry leaders,  Delphi, BASF and Hanwha.  We now have several key relationships primed to help us expand our operations both domestically and internationally.”

About Integral Technologies, Inc. (OTCBB: ITKG) (“Integral”), and wholly owned subsidiary ElectriPlast Corp, (http://www.electriplast.com/) engage in the discovery, development, and commercialization of electrically conductive hybrid plastics used primarily as raw materials in the production of industrial, commercial and consumer products and services worldwide. Its core material, ElectriPlast®, is a non-corrosive, electrically conductive resin-based material whose properties allow it to be molded into any of the infinite shapes and sizes associated with plastics, rubbers and other polymers while reducing component weight by 40 to 60%. Integral is a leader in conductive hybrid plastics with a broad Intellectual Property portfolio referencing its ElectriPlast technology. Applications for ElectriPlast include: Shielding Wire, Power Electronics, Connectors, and  Cables;  Shielding , Conduction, Batteries, Semiconductors, Heated Elements, Sensors, Antennas, Medical Devices, Consumer Electronics and Acoustics, Fuses, Capacitors, Resistors, RFID, Busbars and Terminals.  Follow us on Facebook and Twitter.

BASF - The Chemical Company

BASF Corporation, headquartered in Florham Park, New Jersey, is the North American affiliate of BASF SE, Ludwigshafen, Germany. BASF has more than 16,600 employees in North America, and had sales of $18.5 billion in 2012. For more information about BASF’s North American operations, visit www.basf.us.

BASF is the world’s leading chemical company: The Chemical Company. Its portfolio ranges from chemicals, plastics, performance products and crop protection products to oil and gas. We combine economic success with environmental protection and social responsibility. Through science and innovation, we enable our customers in nearly every industry to meet the current and future needs of society. Our products and solutions contribute to conserving resources, ensuring nutrition and improving quality of life. We have summed up this contribution in our corporate purpose: We create chemistry for a sustainable future. BASF had sales of €72.1 billion in 2012 and more than 110,000 employees as of the end of the year. Further information on BASF is available on the Internet at www.basf.com.

® Trademarks of BASF Corporation and BASF SE

Safe Harbor Statement

This press release contains “forward-looking statements'' within the meaning of Section 27A of the 1933 Securities Act and Section 21E of the 1934 Securities Exchange Act. These statements include, without limitation, predictions and guidance relating to the company’s future financial performance and the research, development and commercialization of its technologies.  In some cases, you can identify forward-looking statements by terminology such as, “may,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “continue,” or the negative of these terms or other comparable terminology.  These forward-looking statements are based on management’s current expectations, but they involve a number of risks and uncertainties.  Actual results and the timing of events could differ materially from those anticipated in the forward-looking statements, as the result of such factors, risks and uncertainties as (1) competition in the markets for the products and services sold by the company, (2) the ability of the company to execute its plans, (3) other factors detailed in the company's public filings with the SEC, including, without limitation, those described in the Company’s annual report on Form 10-K for the year ended June 30, 2012 as filed with the Securities and Exchange Commission and available at www.sec.gov, and (4) the parties may be unable to agree upon definitive agreements.  You are urged to consider these factors carefully in evaluating the forward-looking statements.

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Paul Mackenzie
Director of Global Sales ElectriPlast Corp.
1-800-524-6310
info@electriplast.com

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